For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Board of Directors Extends Share Repurchase Program

BUFFALO, NY, Monday, August 22, 2005 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, announced today that its Board of Directors authorized the purchase of an additional 200,000 shares for its share repurchase program. Under the original authorization granted in December 2004, MOD-PAC has the ability to purchase 200,000 shares and has purchased approximately 61,813 shares as of Friday, August 19, 2005. Total shares now authorized for repurchase are 338,187. This represents approximately 9% of the 3.7 million shares outstanding.

Stock repurchases may be made from time to time either in the open market or through privately negotiated transactions at management's discretion based on stock price and capital needs. The duration of the program is open-ended, and repurchased shares will be placed in the corporate treasury.

Daniel Keane, President and CEO of MOD-PAC, commented, "The additional share authorization confirms our long-term growth expectations for MOD-PAC. It provides us with the flexibility to take advantage of the good value our stock represents at this time by allowing us to purchase additional shares on the open market."

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume. By leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can capture a large part of a $25 billion small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of MOD-PAC which serves specific markets with demanding print requirements through its website: www.printlizard.com

Additional information on MOD-PAC can be found at its website: www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, include the ability of the company to continue to grow, the impact of the economy, and its ability to continue its strong financial performance and cash generation and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.